Exhibit 10(xx)

                         RESEARCH AND LICENSE AGREEMENT



      This Research and License Agreement (this "Agreement"), made as of October l, 2002 (the "Effective Date"), between SIGA Technologies Inc., a corporation organized under the laws of Delaware and having a place of business at 4575 SW Research Way, Suite 320, Corvallis, Oregon 97333 (herein referred to as "Siga") and TransTech Pharma, Inc., a corporation organized under the laws of Delaware and having a place of business at 4170 Mendenhall Oaks Parkway, Suite 110, High Point, North Carolina 27265 (herein referred to as "TransTech") (Siga and TransTech are each a "Party" and, collectively, the "Parties").

                                    Recitals:

      TransTech has developed, owns or controls rights to certain drug discovery technology and intellectual property relating to designing, synthesizing, testing and optimizing clinical drug candidates and Compounds.

      Siga has developed, owns or controls rights to certain drug discovery technology and intellectual property relating to biological targets.

      Siga and TransTech desire to collaborate on the discovery, identification, optimization and development of Compounds for the treatment of human diseases.

      NOW, THEREFORE, in consideration of the premises recited above and the covenants and obligations set forth below, and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 "Affiliate" means, with respect to any Party, any Person that controls, is controlled by or is under common control with such Party. A Person shall be regarded as in control of another entity if it owns or directly or indirectly controls at least fifty (50%) of the voting stock or other ownership interest of the other entity (or alternatively, with respect to foreign entities, if it owns the maximum such ownership interest permitted by law), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity or the power to elect or appoint at least fifty (50%) of the members of the governing body of the entity.

      1.2 "Business Day" means any weekday that is not a federal holiday.

      1.3 "Code" shall have the meaning set forth in Section 11.3.

      1.4 "Compound" is to be understood in its broadest possible sense to encompass all types of chemical, biological or biochemical structures and substances composed of two or more elements. Merely to illustrate the breadth of this definition and not by way of limitation, "Compound" includes each and every type of structure or substance composed of two or more elements of biological or pharmaceutical interest; small and large molecules, macromolecules



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and assemblies; saccharides, carbohydrates, lipids, peptides, polypeptides, proteins, amino and nucleic acids, derivatives of any of the foregoing and chemical and physical combinations thereof; cell compounds, products and by products, including without limitation antibodies, hormones and enzymes; and various other modulators of biological activity.

      1.5 "Confidential Information" means all proprietary, non-public information and materials disclosed by one Party to the other that have or could have commercial value or other utility in a Party's business, the unauthorized disclosure of which could be detrimental to the disclosing Party's interests, and which a Party takes reasonable efforts to keep confidential, without limitation, Inventions, trade secrets, Know-How, data and materials provided by the Parties or otherwise developed under this Agreement, research, technical, development, manufacturing, commercialization, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

      1.6 "Confidentiality Exception" shall have the meaning set forth in
Section 8.1.

      1.7 "Derived" means obtained, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or in whole or in part).

      1.8 "Disclosing Party" shall have the meaning set forth in Section 8.1.

      1.9 "Effective Date" shall have the meaning set forth in the preamble.

      1.10 "Intellectual Property" means all of the following or their legal equivalent or counterpart in any jurisdiction throughout the world: (i) Inventions, patents, patent applications, patent disclosures and Patent Rights;
(ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names; (iii) copyrights and copyrightable works; (iv) registrations and applications for registration for any of the foregoing; and
(v) trade secrets, Know-How and Confidential and proprietary Information.

      1.11 "Invention" means any finding, discovery, development, addition, improvement, modification, formulation or change, whether patentable or not, that is conceived, reduced to practice, developed, made or controlled by either Party or both Parties under this Agreement.

      1.12 "Integrated Compound Libraries" means libraries of Compounds, but not including TTProbes(TM), synthesized by TransTech in a lead identification process using TransTech Technology.

      1.13 "Know-How" means trade secrets, and other unpatented technical and/or proprietary information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items and materials. For the avoidance of doubt, Know-How does not include Patent Rights.

      1.14 "Ownership Share" shall have the meaning set forth in Section 6.2.1.

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      1.15 "Patent Rights" means the rights and interests in and to all issued patents and pending patent applications in any country, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms.

      1.16 "Person" means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

      1.17 "Product" means a drug product having Regulatory Approval comprising at least one Program Compound.

      1.18 "Program" means the collaborative scientific activities undertaken by the Parties during the Program Term.

      1.19 "Program Compound" means any Compound developed during the Program displaying (a) biological activity of lOOnM IC50 or greater at a Screening Target and (b) significant in vivo efficacy in an appropriate disease model at oral doses less than 10mg/kg; provided, however, that "Program Compounds" shall not include any TTProbes(TM).

      1.20 "Program Director" means a research executive appointed by each Party to serve as such Party's principal coordinator and liaison for the collaboration. The Program Director appointed by Siga is referred to as the "Siga Program Director," and the Program Director appointed by TransTech is referred to as the "TransTech Program Director."

      1.21 "Program Intellectual Property" means all Intellectual Property relating to Program Compounds. In no event, however, shall Program Intellectual Property include either (a) TransTech Technology or (b) Siga Technology or (c) TTProbes(TM) or (d) Compounds in Integrated Compound Libraries that are not themselves Program Compounds.

      1.22 "Program Term" means that period of the Program beginning upon the date the first Statement of Work is executed by the Parties and expiring on the termination of all Research Projects.

      1.23 "Project Group" means a group (as further described in Section 2.3.2) responsible for developing a particular Research Project plan, recommending allocation of resources to the Steering Committee, developing timelines, milestones and all day-to-day activities associated with the execution of such Research Project plan.

      1.24 "Publication" shall have the meaning set forth in Section 8.2.3.

      1.25 "Receiving Party" shall have the meaning set forth in Section 8.1.

      1.26 "Regulatory Approval" means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of Biologics License Applications, supplements and amendments, pre- and post- approvals, pricing and third-




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party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of any drug product with respect to any portion of the Territory.

      1.27 "Research Project" means all research activity related to a single Screening Target, as detailed in an applicable Statement of Work.

      1.28 "Screening Targets" means molecular targets selected for use by the Parties in connection with Research Projects pursuant to Section 3.2.

      1.29 "Siga Know-How" means, collectively, all Know-How (other than TransTech Know-How) embodied in the Siga Technology.

      1.30 "Siga Patent Rights" means, collectively, all Patent Rights (other than TransTech Patent Rights) that embody, but only to the extent they embody, Siga Technology.

      1.31 "Siga Technology" means, collectively, (a) all Screening Targets proprietary to Siga, including but not limited to the proprietary Screening Targets set forth in Exhibit B, and all uses thereof; (b) all proprietary or confidential materials and information of Siga that it delivers or discloses to TransTech under the Program or in the course of a Research Project and all uses thereof; (c) all uses of the Screening Targets that are Derived from the activities under this Agreement; (d) all information and materials (other than TransTech Technology) specifically regarding the foregoing (and all tangible and intangible embodiments thereof) that is delivered or disclosed by Siga to TransTech or is Derived from the activities under this Agreement and all uses thereof; and (e) Inventions owned solely by Siga. All Siga Technology that does not fall within the scope of a Confidentiality Exception shall be Confidential Information of Siga.

      1.32 "Statement of Work" means each statement in the form attached as Exhibit A, and forming a part hereof, which shall be prepared and executed jointly by the parties from time to time and each of which is specific to a particular Research Project.

      1.33 "Steering Committee" shall have the meaning set forth in Section
2.1.1.

      1.34 "Territory" means worldwide.

      1.35 "Third Party" means a Person other than Siga, TransTech and their respective Affiliates.

      1.36 "TransTech Know-How" means, collectively, all Know-How (other than Siga Know-How and Program Intellectual Property) embodied in the TransTech Technology.

      1.37 "TransTech Patent Rights" means, collectively, all Patent Rights (other than Siga Patent Rights and Program Intellectual Property) that embody, and only to the extent they embody, the TransTech Technology.

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      1.38 "TransTech Technology" means, collectively, (a) the TransTech
Technology Platform and all uses thereof, (b) TTPredict(TM) and all uses thereof; (c) TTProbes(TM) and all uses thereof, (d) TTPScreen(TM) and all uses thereof, (e) Inventions owned solely by TransTech; (f) all proprietary or confidential materials and information of TransTech (other than materials or information Derived under the Program or any Research Project) which are required to be delivered or disclosed by TransTech to Siga under the Program or any Research Project and all uses thereof, (g) all materials (other than the Siga Technology and the Program Intellectual Property) Derived from any of the foregoing and all uses thereof, and (h) all information (other than the Siga Technology and the Program Intellectual Property) specifically regarding the foregoing (and all tangible and intangible embodiments thereof) that is disclosed by TransTech to Siga, or Derived from the activities under this Agreement. All TransTech Technology that does not fall within the scope of a Confidentiality Exception shall be Confidential Information of TransTech.

      1.39 "TransTech Technology Platform" means TransTech's proprietary information system consisting of advanced databases and search tools.

      1.40 "TTPredict(TM)" means proprietary and customized tools for protein structure determination, ligand binding site discovery, efficient in silico screening, efficient compound ranking, scoring and enumeration of Compounds against biological targets.

      1.41 "TTProbes(TM)" means compound libraries consisting of Compounds especially designed by TransTech for lead identification.

      1.42 "TTPScreen(TM)" means proprietary and customized software and hardware tools for the high throughput multi-well microplate pipetting, screening, data capturing and analysis of Compounds against various biological targets.

                                    ARTICLE 2
                 MANAGEMENT OF RESEARCH PROJECTS AND THE PROGRAM

      2.1 Steering Committee.

      2.1.1 Composition. The Parties shall establish a joint management committee (the "Steering Committee"), comprised of three (3) representatives of Siga (including the Siga Program Director) and three (3) representatives of TransTech (including the TransTech Program Director). Each Party shall make its initial designation of its representatives as soon as practicable and may replace its representatives at any time upon prior notice to the other Party. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the Steering Committee. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, in its discretion, outside consultants or scientific advisors, to attend the meetings of the Steering Committee in order to, among other things, review and discuss the Program and the Research Projects.

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      2.1.2 Responsibilities. The Steering Committee shall oversee and supervise the overall performance of the Program and shall:

            (a) review and approve the efforts of the Parties in the conduct of the Program and the Research Projects;

            (b) review and approve amendments to each Statement of Work;

            (c) reallocate resources within a Research Project;

            (d) establish the Project Groups for each Research Project;

            (e) address such other matters as either Party may bring before the Steering Committee;

            (1) attempt to resolve any dispute relating to this Agreement that may arise between the Parties; and

            (g) oversee reasonable and customary efforts to conduct intellectual property clearances required for the Program Compounds and evaluate the proprietary or novel nature of any Program Compound.

            2.1.3 Frequency of Meetings. The Steering Committee shall meet within forty-five (45) days after the Effective Date and, thereafter, at least semi-annually during the course of the Program Term. Either Party may convene a special meeting of the Steering Committee on fifteen (15) days written notice to the other Party, which notice may be waived by the other Party.

            2.1.4 Place of Meetings and Agenda. The location of such meetings of the Steering Committee shall alternate between Siga's principal place of business and TransTech's principal place of business, or as otherwise agreed by the Parties. Meetings may be held by telephonic, video or Internet conferencing, so long as all participants can speak to, be heard by and hear all other participants. In consultation with the other Party's Program Director, the host of such meetings shall prepare an agenda and deliver the same to the other Party no later than five (5) Business Days before each meeting of the Steering Committee.

      2.2 Decision Making. A meeting of the Steering Committee shall have achieved a quorum only if two representatives of the Steering Committee from each Party are present at such meeting. Any decision made by the Steering Committee without a quorum shall be null and void, unless subsequently ratified by a quorum of the Steering Committee. Each Party shall have one vote on the Steering Committee. Both Parties must vote in the affirmative to allow the Steering Committee to take any action that requires the vote of the Steering Committee. If a Project Group is unable to reach unanimous agreement on any matter, such matter shall be referred to the Steering Committee. If the Steering Committee is unable to reach unanimous agreement, the disputed issue will be referred to a senior management representative from each Party, who shall promptly meet and endeavor in good faith to resolve such matter in a timely manner and should these representatives not resolve said issue within seven (7) Business Days of such referral, the issue will be decided by TransTech.

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      2.3 Management of Collaboration.

            2.3.1 Program Directors. Siga and TransTech shall each appoint a Program Director prior to the Effective Date. During the Program Term, each Party shall have the right, after consultation with the other Party, to designate a different Program Director. The Program Directors shall jointly oversee the conduct of the Program, shall report to the Steering Committee and shall be responsible for recommending to the Steering Committee any change to the Program or to any Research Project, after consultation with the appropriate Project Group.

            2.3.2 Project Groups. A separate Project Group shall be established by the Steering Committee to administer under its direction each specific Research Project. Each Project Group shall be comprised of representatives of each Party. Each Project Group shall have one leader from each Party, who shall be responsible for coordination with each other and with the Program Directors. The members of each Project Group shall communicate on a regular basis and, at least quarterly, shall meet to review the progress of the Research Project for which such Project Group is responsible and to make appropriate recommendations to the Steering Committee related to such Research Project. Each Project Group will develop a communication plan, subject to review by and approval of the Steering Committee, which shall outline a regular Project Group meeting schedule, a timeline for distribution of minutes of Project Group meetings, e-mail interactions, video conference schedules, frequency of reports, and a distribution list.

            2.3.3 Dispute Resolution of the Program Directors. The Program Directors shall decide matters appropriate to the scope of their responsibilities on a consensus basis. In the event that the Program Directors are unable to reach agreement on any matter within fifteen (15) days after the matter is first considered by them, either Program Director may refer the issue to the Steering Committee for resolution in accordance with Section 2.2.

      2.4 Minutes. The host of each meeting, either Steering Committee or Project Group, shall prepare minutes of each such meeting, including attaching copies of all data and reports presented at the meeting, and shall provide such minutes to the other for approval within fifteen (15) Business Days after such meeting or as soon thereafter as may be practicable. The other Party shall have ten (10) Business Days from receipt of the draft minutes to either propose revisions or provide a good faith estimate of the earliest practicable date when any proposed revisions shall be available. If neither is received in ten (10) Business Days, then the drafter may presume that the minutes are considered final. The Program Directors shall sign all final minutes.

                                    ARTICLE 3
               SELECTION OF SCREENING TARGETS; STATEMENTS OF WORK

      3.1 Collaboration. The purpose of this Agreement is for TransTech and Siga to collaborate in performing at least one (1) Research Project in screening for and discovering Program Compounds that modulate Screening Targets. Research Projects shall be set forth in a Statement of Work, as outlined herein.

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      3.2 Selection of Screening Targets. For each Research Project, the Parties shall select a Screening Target from the targets described in Exhibit B.

      3.3 Statements of Work. Before initiation of any work on a Research Project, a Statement of Work will be jointly prepared and executed by the Parties. Each Statement of Work will be governed by all of the provisions and rights and obligations of each Party as set forth in this Agreement. Each Statement of Work shall (a) identify the specifics of any Research Project, (b) describe all major responsibilities and activities of each of the Parties and the field of potential applications to be covered during the Research Project, and (c) be more fully described in the form of Exhibit A. The Parties hereby agree to implement the first Statement of Work within sixty (60) days after the Effective Date. In the event of a conflict between the terms and conditions of this Agreement and a Statement of Work, the terms and conditions of this Agreement shall prevail.

      3.4 Equipment, Facilities and Personnel. Each Party shall provide the necessary personnel, facilities, equipment and supplies required to perform its activities set forth in this Agreement and in each Statement of Work. Each Party warrants and represents that it will exercise reasonable efforts to have the facilities, professional, technical and clerical staff, experience and expertise in sufficient quality and quantity to perform such Party's activities set forth in this Agreement and in each Statement of Work in a timely and professional manner.

      3.5 Non-compete. It is understood and agreed that neither Party shall, alone or in collaboration with a Third Party, pursue research programs during the Program Term that would compete directly with the collaborative activities set forth in this Agreement or in any Statement of Work.

                                    ARTICLE 4
                                RESPONSIBILITIES

      4.1 TransTech Responsibilities. TransTech will contribute services for each Research Project in accordance with the specific tasks contained in the applicable Statement of Work, including, but not limited to, the following:

            4.1.1 Screen such of TransTech's existing Compound libraries (including, where appropriate, TTProbes(TM) and Integrated Compound Libraries) as may be available for lead Compounds, including through the use of high throughput screening;

            4.1.2 Design, synthesize and screen new Compound libraries, including Integrated Compound Libraries directed towards Screening Targets, based on Compounds and chemical scaffolds from TransTech, including through the use of high throughput screening;

            4.1.3 Optimize lead Compounds towards criteria for Program Compounds; and

            4.1.4 Identify organizations to contact with respect to the further optimization of potential drug candidates, the conduct of pre-clinical and clinical studies, the obtaining of Regulatory Approval and the manufacturing, distribution and marketing of Products.

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      4.2 Siga Responsibilities. Siga will contribute services for each Research
Project in accordance with the specific tasks contained in the applicable Statement of Work, including, but not limited to, the following:

            4.2.1 Take appropriate steps to insure the availability of selected Screening Targets and related primary assays;

            4.2.2 Conduct secondary bacterial inhibition screens; and

            4.2.3 Provide appropriate in vitro or in vivo efficacy studies, except to the extent such work may be outsourced as provided in Section 7.1.

      4.3 Special Reports. Each Party shall promptly report to the other Party any significant or material development, problem or issue as it arises.

      4.4 High Standards; Compliance with Laws. Each Party will use scientifically reasonable efforts to ensure that all information provided by one Party to the other Party pursuant to this Agreement is accurate in accordance with scientifically accepted standards. Each Party shall also comply with all current governmental regulatory requirements as appropriate to the activities set forth in this Agreement and in each applicable Statement of Work and all other applicable national, federal, state and local laws and regulations.

      4.5 Inspections. Upon not less than ten (10) Business Days prior written notice, each Party shall have the right to have its Program Director and no more than two other representatives inspect, at the investigating Parties sole expense, no more than once per calendar year, the facilities and records relating to any Research Project of the other Party and any Third Party conducting any portion of the activities set forth in this Agreement or pursuant to any Statement of Work on behalf of a Party, and to discuss the screening of the Screening Targets and development of the Program Compounds with the appropriate technical and business personnel and consultants of the other Party, provided that such inspections shall be during normal business hours and shall not unreasonably interrupt the operations of such Party or Third Party(ies) acting on behalf of such Party.

                                    ARTICLE 5
                                 RECORD KEEPING

      5.1 Laboratory Notebooks. All work conducted by or on behalf of either Party in the course of performing the Program shall be completely and accurately recorded, in sufficient detail and in good scientific manner, in laboratory notebooks kept separately from the other research and development activities of such Party or Third Party(ies) acting on behalf of such Party.

      5.2 Policies for Maintaining Records; Assignments of Inventions. In order to protect applicable Patent Rights in any invention conceived or reduced to practice during or as a result of the Program and in the Program Intellectual Property and the Program Compounds, the Parties shall require their employees or Third Party(ies) acting on their behalves to record and maintain all data and information developed for the Research Projects hereunder during the Program in



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such a manner as to enable the Party holding such Patent Rights to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all Inventions generated by them in standard laboratory notebooks, which are dated and corroborated by non-inventors on a regular, contemporaneous basis. The policy shall also require all employees or Third Party(ies) engaged in the Program to assign all Intellectual Property conceived or reduced to practice in connection therewith to the appropriate Party, and each Party shall ensure that each such employee or Third Party(ies) acting on its behalf has signed such an agreement before the applicable Statement of Work is begun.

                                    ARTICLE 6
                    LICENSES AND INTELLECTUAL PROPERTY RIGHTS

      6.1 License Grant by Siga. Subject to the terms and conditions of this Agreement, during the Program Term, Siga hereby grants to TransTech (a) a exclusive, fully-paid, nontransferable, nonsublicenseable, limited license to use the Siga Patent Rights, Siga Know-How, and Siga Technology to perform the obligations and responsibilities allocated to TransTech under the Research Projects, (b) to the extent the Parties claim in any patent application directed to the Program Compounds a genus that claims Compounds in addition to the Program Compounds, an exclusive, fully-paid license to use such Compounds other than Program Compounds for any purpose and (c) after the expiry of the Program Term, if active development of a Program Compound has ceased, an exclusive, fully-paid license to use such Program Compounds for any purpose. Except as expressly provided above, TransTech shall not use the Siga Patent Rights, Siga Know-How or Siga Technology for any other purpose and Siga reserves all rights in the Siga Patent Rights, Siga Know-How and Siga Technology and no license is granted to TransTech, expressly or by implication, to any other Siga Intellectual Property by virtue of this Agreement.

      6.2 Program Intellectual Property and Program Compounds.

            6.2.1 Ownership. If a Program Compound relates to a Screening Target that is Siga Technology, each Party shall have an undivided one-half (1/2) interest in such Program Compound and all related Program Intellectual Property, regardless of whether such is invented, discovered or developed by one or both Parties. If a Program Compound does not so relate, then Siga shall have an undivided 25% interest and TransTech shall have an undivided 75% interest. The applicable ownership ratio shall be known in this Agreement as the "Ownership Share". The Parties will execute all documents necessary to effectuate such ownership.

            6.2.2 Product Registrations. Except as provided in ARTICLE 7, the Parties shall jointly obtain and maintain, and share according to the Ownership Share in the cost and expense for, all permits, licenses, authorizations and registrations for any country and for any local sovereignty, state, county, parish, municipality, or other local governmental entity that are necessary for the development, import, export, manufacture, distribution and/or sale of Products.

      6.3 Prosecution and Maintenance of Patent Rights.


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            6.3.1 Management of Prosecution and Maintenance. Siga shall have an outside law firm mutually acceptable to both Parties prepare, file, prosecute and maintain Patent Rights claiming Inventions that are part of Program Intellectual Property. The Steering Committee shall determine which jurisdictions to file and maintain Patent Rights in. If Siga fails to have a mutually acceptable outside law firm prepare, file, prosecute or maintain Patent Rights covering any such Invention(s) after notice from TransTech with time to cure, then TransTech shall have the right to assume responsibility for the preparation, filing, prosecution, and maintenance of Patent Rights in any such Invention(s). All costs incurred by the Parties in carrying out patent preparation, filing, prosecution and maintenance of Patent Rights for such Inventions shall be borne by the Parties according to the Ownership Share.

            6.3.2 Cooperation. Each Party shall cooperate with the other with respect to the preparation, filing, prosecution, maintenance and extension recordation of Patent Rights pursuant to this Section 6.3, including, without limitation, the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution, maintenance or extension recordation of Patent Rights that such Party has elected not to pursue, as provided for in Section 6.4.

            6.3.3 Siga Patent Rights. Siga shall be solely responsible for the prosecution, maintenance and enforcement of Siga Patent Rights in all countries. All costs associated with these activities shall be borne by Siga.

            6.3.4 TransTech Patent Rights. TransTech shall be solely responsible for the prosecution, maintenance and enforcement of TransTech Patent Rights in all countries. All costs associated with these activities shall be borne by TransTech.

      6.4 Third-Party Infringement.

            6.4.1 Reasonable Action. Except as provided in Section 6.4.2 with respect to commencing infringement litigation, TransTech and Siga shall take commercially reasonable actions to protect the Patent Rights relating to Program Intellectual Property from infringement and to protect such Patent Rights from unauthorized use, when, from its own knowledge or upon notice from the other Party, the Party with knowledge or receiving notice becomes aware of the reasonable probability that such infringement or unauthorized use exists. In addition, each Party shall promptly apprise the other Party of any suspected or actual infringement of any other proprietary right with respect to the Products or Program Compounds, or any unfair or unlawful competitive practices being practiced by a Third Party in connection with the Products or Program Compound of which it becomes aware.

            6.4.2 Infringement Actions. Each Party shall have the right (but not the obligation) to petition the Steering Committee to authorize the Parties to institute a suit or other appropriate action upon becoming aware of any infringement of the Program Compounds or Program Intellectual Property.

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            6.4.3 Costs. The Parties shall share according to the Ownership
Share in the payment of all out-of-pocket costs incurred in connection with any action, litigation or proceeding described in this Section 6.4, including, without limitation, the fees and expenses of counsel and experts. Each Party shall bear its internal costs, regardless of the relative contributions of the Parties.

            6.4.4 Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 6.4 shall be applied in the following order of priority:

                  (a) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party's respective litigation costs, to the extent the recovery was less than all such litigation costs), including without limitation documented internal costs; and

                  (b) second, the remainder of the recovery shall be shared according to the Ownership Share.

            6.4.5 Cooperation; Settlements. In the event that either Siga or TransTech takes action pursuant to Section 6.4.2, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if desirable. Neither Party shall settle or compromise any claim or proceeding relating to Patent Rights for Program Intellectual Property without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

      6.5 Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, in gaining patent term extensions wherever applicable to Patent Rights covering Products. The Parties shall share equally in all costs connected with all filings for such extensions.

      6.6 No Additional Obligation. Nothing in this Agreement shall create any obligation on the part of either Party to obtain Patent Rights, to enforce any Intellectual Property against infringement by Third Parties or bear any expense of the other Party with respect to Intellectual Property that is not Program Intellectual Property.

                                    ARTICLE 7
                      OUTSOURCING AND THIRD-PARTY LICENSING

      7.1 Outsourcing. The Parties shall coordinate the procurement of outsourced drug candidate optimization, pre-clinical and clinical testing, regulatory approval, manufacturing, distribution and marketing services with respect to Program Compounds and Products, working with the candidates identified by TransTech pursuant to Section 4.1.4. Siga shall provide all data and information necessary for a potential outsourcing provider to evaluate a request to provide such services, and shall cooperate with any selected provider. To the extent that any out-of-pocket payment shall be necessary to obtain such outsourced services, the Parties shall bear such costs equally. Any disagreement concerning the use of such outsourced services, or whether to proceed with any such service, shall be resolved using the procedures set forth in Section 2.2.

      7.2 Third-Party Licensing. The Parties may obtain any or all of the outsourced services set forth in Section 7.1 through a license of Program Intellectual Property to a Third Party. The Parties shall negotiate and execute a license on behalf of the Parties with any appropriate Third Party ready, willing and able to provide any such service. Any and all revenue derived from any such license, including without limitation technology access fees, milestone payments and royalties on sales, shall be shared by the Parties according to the Ownership Share. Notwithstanding any other provision of this Agreement, the Parties may share all or any portion of this Agreement with any licensee or potential licensee that shall sign a confidentiality agreement in form and substance reasonably acceptable to the other Party.

      7.3 Option to Develop. In the event that either Siga or TransTech, but not both, decide to continue development of Program Intellectual Property, any Program Compound or any Product, and the result of invoking the procedures of
Section 2.2 is that such development need not continue, the parties will enter into good-faith negotiations with respect to an agreement defining the terms and conditions under which the continuing Party may pursue unilateral development, taking into account the relative contributions of the parties through the date of cessation of joint development and the costs likely to be incurred in future development If the Parties are unable to reach agreement within sixty (60) days of the commencement of such negotiations, then this Agreement will terminate within the meaning of ARTICLE 11. After any such termination, and notwithstanding any contrary provision of ARTICLE 11, Siga shall retain all rights with respect to its proprietary biological targets, and TransTech shall retain all rights with respect to any Program Compound or Product developed during the term of this Agreement.

                                    ARTICLE 8
                            CONFIDENTIAL INFORMATION

      8.1 Confidentiality Obligations. Subject to Sections 8.3, 8.4 and 12.11, for the term of this Agreement and for five (5) years thereafter, either Party that receives Confidential Information (a "Receiving Party") from the other Party (a "Disclosing Party") shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement, except to the extent that it can be established by the Receiving Party that such Confidential Information:
(a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party; (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose (each of (a)-(f), a "Confidentiality Exception"). The obligations of confidentiality and non-use set forth in this Section 8.1 shall also apply to biological material, chemical compounds and associated information thereto (including without limitation Know-How) disclosed by one Party to the other prior to or during the term of this Agreement.

      8.2 Further Obligations.

            8.2.1 Each Party shall inform its employees and consultants who receive Confidential Information of the other Party of the obligations of confidentiality specified in Section 8.1 and all such Persons shall be bound by the terms of confidentiality set forth therein.

            8.2.2 The existence and the terms and conditions of this Agreement, to the extent that the Parties have not specifically agreed to disclose them pursuant to Section 8.3, shall be treated by each Party as Confidential Information of the other Party.

            8.2.3 Permitted Disclosures. The Receiving Party may disclose Confidential Information in summary form to those directors, officers, managers, agents, consultants and employees of the Receiving Party that have a demonstrable need to know the Confidential Information for purposes of this Agreement. Notwithstanding anything to the contrary herein, either Party may, upon the advice of its counsel and without the prior consent of the other Party, disclose or publish Confidential Information, the name or the trademarks of the other Party or information concerning the Agreement as required by law, governmental regulation, court order or alternative dispute resolution process; provided, however, that in such case the Receiving Party shall as soon as practicable give notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from an appropriate court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

      8.3 Publication. In no event shall either Party publish any Confidential Information of the other Party, except for publications and presentations (each, a "Publication") for the advancement of science disseminated in accordance with this Section 8.3. With respect to testing and screening activities conducted by the Parties pursuant to this Agreement and any activities performed pursuant to a Statement of Work, the Parties may publish or present their results and activities for the advancement of science; provided, however, that prior to making any Publication relating to the results of such activities, the publishing Party shall provide to the other Party a copy of any proposed written Publication or a detailed written description of any proposed oral Publication at least sixty (60) days prior to submission or publication thereof. Neither Party shall submit a Publication without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. It is the publishing Party's obligation to identify and remove, and the other Party's right to identify and have removed, Confidential Information or other information contained in a Publication prior to its submission to any outside entity other than Confidential Information that is the subject of a published Patent application. At least thirty (30) days prior to the publishing Party's planned date to submit an article to any outside entity for review, the other Party may identify any information in such Publication it considers as Confidential Information. Such information shall be removed from the proposed Publication prior to its submission to any such outside entity. The non-publishing

Party may, in its sole discretion, delay the disclosure of any Publication until a Patent application, on any Invention disclosed in such Publication, is filed and published. If the non-publishing Party fails to object to such Publication within such thirty (30) day pre-submission time period, the non-publishing Party shall be deemed to have consented to such Publication.

                                    ARTICLE 9
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      9.1 Authority. Each Party represents and warrants that as of the Effective Date it has the full right, power and authority to enter into this Agreement and grant the licenses hereunder, and that this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

      9.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement do not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

      9.3 Commercially Reasonable Efforts. Each Party represents and warrants that it will use good faith, commercially reasonable and diligent efforts to further, consistent with this Agreement and with sound business judgment, the development of Products and to perform the activities for which it is responsible under the Program.

      9.4 Intellectual Property. Each Party represents and warrants to the other that, as of the Effective Date:

            9.4.1 It has no actual knowledge of any claim made against it asserting the invalidity, misuse, non-registerability, non-enforceability or non-infringement of any of its Intellectual Property that is a subject of this Agreement or challenging its right to use or ownership of any of such Intellectual Property or making any adverse claim of ownership thereof;

            9.4.2 It has no actual knowledge of any pending or threatened claim or litigation alleging that its activities to date relating to the Intellectual Property that is the subject of this Agreement have violated, or by conducting its business as currently proposed to be conducted hereunder would violate, the Intellectual Property rights of any Third Party; and

            9.4.3 Each of the Party's respective employees, agents, consultants, Affiliates, subcontractors and sublicensees who are involved with the Program is or will be subject to confidentiality obligations and has executed agreements or will execute agreements assigning all inventions and developments related to any of the foregoing to either Siga or TransTech.

            9.4.4 Its work has not been part of a governmental funding relationship that would result in any Intellectual Property right with respect to any Program Compound or the Program Intellectual Property residing in the National Institutes of Health or other agency or the U.S. or other governmental authority, and that the licenses it grants under this Agreement are not subject to overriding obligations to the US. government as set forth in 35 U.S.C. ss. 200-212 of the United States Code, as amended, or any similar obligation of any governmental authority or under the laws of any other country.

            9.4.5 Except as otherwise provided herein, during the term of this Agreement it will not grant rights to any Third Party with respect to the research, development, use, manufacture, marketing, sale or distribution of Program Compounds or Products in the Territory.

      9.5 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATION AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY NO REPRESENTATION OR WARRANTY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

                                   ARTICLE 10
                                 INDEMNIFICATION

      10.1 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, its Affiliates and their agents, employees, officers and directors and successors and assignors from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of any Third Party claim arising out of or related to a material breach by the indemnifying party or any allegation that Siga Technology or TransTech Technology infringes any Third Party intellectual property rights or negligence or intentional misconduct of employees, contractors and consultants its sublicensees or subcontractors of any of its covenants, representations or warranties set forth in this Agreement or in any confidentiality agreement. The recipient of any claim desiring to invoke this Section 10.1 shall promptly notify its indemnitor of the existence and circumstances of any such claim, shall cooperate in the defense of any such claim and shall not settle any such claim without the consent of the indemnitor (such consent not to be unreasonably withheld or delayed) without waiving its indemnity. The Steering Committee shall be responsible for control of any defense action.

      10.2 No Consequential Damages. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NOTHING ACTUALLY PAID TO A THIRD PARTY IN SETTLEMENT OR SATISFACTION OF ANY CLAIM SHALL BE DEEMED SUBJECT TO THIS
SECTION 10.2.

      10.3 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the indemnified Party; provided, however, that if, following the payment to the indemnified Party of any amount under this
ARTICLE 10, such indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment), less the costs of collection, to the indemnifying Party.

                                   ARTICLE 11
                              TERM AND TERMINATION

      11.1 Term. This Agreement shall commence upon the Effective Date and, unless extended by mutual written agreement of the Parties or terminated earlier by such agreement or as provided hereunder, shall expire upon the agreed cessation of development of all Program Compounds and the cessation of sales of all Products.

      11.2 Breach. The failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the non-breaching Party to give written notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such written notice, or diligent steps are not taken to cure if by its nature such default could not be cured within sixty (60) days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedy that may be available to it by law, pursuant to this Agreement or otherwise, to terminate this Agreement; provided, however, that in the case of a failure to pay any amount due hereunder, such breach may be the basis of termination fourteen (14) Business Days following the date of such notice, unless cured before the end of such notice period.

      11.3 Insolvency or Bankruptcy. Either Party may, in addition to any other remedy available by law or in equity, terminate this Agreement by written notice to the other Party in the event such other Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against such other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, immediately, or there shall have been issued a warrant of attachment, execution, restraint or similar process against any substantial part of the property of such other Party, and any such event shall have continued for sixty
(60) days without either being dismissed, bonded or discharged. Both Party's rights under this Agreement shall include, without limitation, those rights afforded by 11 U.S.C. s.365(n) of the United States Bankruptcy Code (the
"Code") and any successor thereto, if applicable. If any bankruptcy trustee of either Party, or such Party, as a debtor or debtor-in-possession, shall reject this Agreement under 11 U.S.C. s.365(n) of the Code, the other Party may elect to retain its rights licensed from such Party hereunder (and any other supplementary agreement hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. s.365(n) of the Code, and any other relevant law.

      11.4 Termination for Severe Safety Reasons. Either Party shall have the right to terminate this Agreement with respect to a particular Program Compound or Product upon thirty (30) days written notice to the other Party if non-clinical or clinical evidence about such Program Compound or Product demonstrates a sufficiently serious adverse risk/benefit profile that further development or commercialization of such Program Compound or Products would be permanently suspended by a regulatory authority or other authority of competent jurisdiction.

      11.5 No Diminution in Rights. The provisions under which this Agreement may be terminated shall be in addition to any and all other legal or equitable remedies that either Party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such Party may have.

      11.6 Effects of Termination.

            11.6.1 Terminating Party's Rights. Upon termination of this Agreement by either Party pursuant to Section 11.2 or 11.3, in addition to any other right that the terminating Party may have at law or in equity:

                  (a) Any and all licenses granted to the terminating Party under this Agreement shall remain in full force and effect as necessary to enable the terminating Party to continue any Research Project initiated or contemplated under this Agreement;

                  (b) The other Party shall be deemed to have assigned to the terminating Party all rights the other Party has or may have to the Program Compounds and Program Intellectual Property, including without limitation all rights to develop, commercialize and obtain future, unaccrued payments with respect to Program Compounds or Products;

                  (c) The other Party shall, at its sole expense, promptly make available to the terminating Party copies of all data, reports, records and materials, including, without limitation, all Program Compounds and Program Intellectual Property, relating to the Program and return to the terminating Party, or destroy at such Party's request, all relevant records and materials in its possession or control containing Confidential Information of the terminating Party; and

                  (d) The terminating Party may revoke any and all licenses granted by it under this Agreement.

            11.6.2 Accrued Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement. All obligations not expressly indicated to survive termination or expiration of this Agreement shall terminate upon the termination or expiration of this Agreement.

            11.6.3 Survival. In addition to the provisions that survive by implementation of this Section 11.6, all of the Parties' rights and obligations under, and/or the provisions contained in, Sections 6.1 and 6.2 and Articles 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

      12.1 Entire Agreement; Amendment. This Agreement (including Exhibits A and
B) constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Any amendment or modification to this Agreement shall be made in writing and signed by the Parties.

      12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      12.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of Siga, TransTech and their successors and permitted assigns.

      12.4 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, or in the event of its merger or consolidation or change of control or similar transaction, or to a wholly-owned Affiliate of such Party, and as long as any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment in contravention of this Section
12.4 shall be void.

      12.5 No Implied License. No right to any patent, know-how, technical information or other Intellectual Property, other than as explicitly identified herein, is granted or deemed granted by this Agreement.

      12.6 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delay attributable to export controls that is beyond the reasonable control of either Party. Neither Party shall export or re-export, directly or indirectly, any information, technical data, the direct product of such data, sample or equipment received or generated under this Agreement in violation of any governmental regulations that may be applicable. The Parties shall obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section.

      12.7 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of such Party. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

      12.8 Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Siga or TransTech as mutual agents, partners or joint venturers with respect to this Agreement or any transactions contemplated thereby. Except as expressly provided in this Agreement, neither Party shall have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

      12.9 Force Majeure. Non-performance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, acts of war or terrorism or any other similar reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing Party.

      12.10 Notices and Deliveries. Any formal notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

            if to Siga, to:

            Dennis E. Hruby
            Chief Scientific Officer
            SIGA Technologies, Inc.
            4575 SW Research Way-- Suite 230
            Corvallis, OR 97333
            Fax:       (541) 753-9999


            with a copy to:

            Thomas E. Constance, Esq.
            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue
            New York, New York 10022
            Fax:       (212) 715-8000


            if to TransTech, to:

            Adnan M.M. Mjalli, Ph.D.
            President and CEO
            TransTech Pharma, Inc.
            4170 Mendenhall Oaks Parkway, Suite 110
            High Point, NC 27265
            Fax:       (336) 841-0333

      12.11 Public Announcements. The Parties will agree upon the timing and content of any initial press release or other public communication relating to this Agreement and the transactions contemplated herein.

      12.12 Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

      12.13 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the Effective Date. If, after taking into account said voided provision(s), the Parties are unable to realize the practical economic benefit contemplated on the Effective Date, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the Parties on the Effective Date.

      12.14 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions. The parties irrevocably consent to the jurisdiction of the state and federal courts located in Delaware.

      12.15 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

                            TRANSTECH PHARMA, INC.


                            By:/s/ Adnan M.M. Mjalli, Ph.D.
                               ----------------------------------------
                            Name:  Adnan M.M. Mjalli, Ph.D.
                            Title: President and Chief Executive Officer

                            SIGA TECHNOLOGIES, INC.



                            By:/s/ Tom Konatich
                               ----------------------------------------
                            Name:  Tom Konatich
                            Title: CFO/Acting CEO

                                   Exhibit A


                                Statement of Work


      This Statement of Work is a part of the Research and License Agreement between TransTech Pharma, Inc. ("TransTech") and SIGA Technologies, Inc.
("Siga") dated September   , 2002 (the "Agreement"). All work to be performed
under this Statement of Work is subject to the terms and conditions of the Agreement and no Statement of Work shall have full force and effect under the Agreement unless all portions of such Statement of Work are completed and executed in duplicate by both Parties.

1. Description of the Research Project, including the identity of the Screening Target, criteria for display of biological activity against such Screening Target, potential Program Compounds involved and the desired outcome:

2. The Research Project shall begin on                  .

3. Criteria for Program Compound:

4. The animal model(s) appropriate for the Research Project, including animal efficacy model and identification of clinically viable route of administration:

5. Special responsibilities or activities of the Parties for this Program:


Dated this         day of              , 200  .


For Trans Tech Pharma, Inc.           For SIGA Technologies, Inc.




By:________________________           By:___________________________
Title:_____________________           Title:________________________

                                    Exhibit B


            Proprietary Screening Targets of SIGA Technologies, Inc.


All biological agents covered by any of the following:

            Pap D Compounds and Pharmaceutical Compounds for the Treatment or Prophylaxis of Bacterial Infections, US Patent Application Serial No 08/640,877, US & PCT No. 6,420127

            DegP Periplasmic Protease, A New Anti-infective Target and an in-vitro Assay for DegP Protease Functions, US Patent Application Serial No 60/140,990 US & PCT No. 6,306619

            B-Lactam-like Chaperone Inhibitors, US Patent Application Serial No 60/075,264.

            DegP Protease: Cleave Site Identification and Proteolysis of a Natural Target in E. Coli, US Patent Application Serial No 60/330/855.

            Screening Method for Orthopoxvirus Antiviral, US Patent Application Serial No 60/345,646.